UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

July 21, 2010

SINOHUB, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52746	87-0438200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6/F, Building 51, Road 5, Qiongyu Road, Technology Park Nanshan District Shenzhen, China	518057
(Address of Principal Executive Offices)	(Zip Code)

86 755 26612106
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 21, 2010, the Board of Directors (the “Board”) of SinoHub, Inc., a Delaware corporation (the “Company”), elected Mr. Daniel Lui to serve as an independent member of the Board and also appointed Mr. Lui to serve as the Chairman of the Board’s Audit Committee.

In connection with his appointment to the Board, Mr. Lui shall be entitled to the Company’s standard cash and equity compensation for Board members and for chairing the Audit Committee.  Mr. Lui will receive $1,000 for each Board meeting attended, and, subject to Board approval, an annual award of a nonqualified stock option to purchase an amount of shares of the Company’s common stock that will produce a value of approximately $20,000 under the Black-Scholes pricing model.  In addition to this base compensation, as chairman of the Audit Committee, Mr. Lui will receive $3,500 for each Audit Committee meeting attended, and, subject to Board approval, an annual award of a nonqualified stock option to purchase an amount of shares of the Company’s common stock that will produce a value of approximately $20,000 under the Black-Scholes pricing model.   Upon his appointment in payment of the equity compensation described above, the Board granted Mr. Lui a five-year nonqualified stock option to purchase 109,200 shares of the Company’s common stock at an exercise price of $2.62 per share.  The option vests as to 5% of the shares subject to such option at the end of each quarter following the date of grant over the 5 year term.

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SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

SINOHUB, INC.

Date: July 26, 2010	By:	/s/ Henry T. Cochran
Henry T. Cochran
Chief Executive Officer

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